Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Anaren Inc.:

      We consent to the incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No.
333-50390, No. 333-50392, and No. 333-153382) on Form S-8 of Anaren, Inc. of our
reports dated September 15, 2008, with respect to the consolidated balance sheets of Anaren, Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended June 30, 2008, and our report dated September 15, 2008, on the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 annual report on Form 10-K of Anaren, Inc.

      Our report on the consolidated financial statements refers to a change in the accounting for uncertain tax positions in 2008, and changes in the accounting for defined benefit pensions and other postretirement plans, and the Company's consideration of the effects of prior year misstatements when quantifying misstatements in the current year financial statements, in 2007.

/s/ KPMG LLP

Syracuse, New York
September 15, 2008